Amended and Restated

                          Shareholder Service Plan for

                         NICHOLAS-APPLEGATE MUTUAL FUNDS
                      (to be renamed Pilgrim Mutual Funds)

                                 Class Q Shares

                            SHAREHOLDER SERVICE PLAN


     WHEREAS, Nicholas-Applegate Mutual Funds (to be renamed Pilgrim Mutual Funds) (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Trust are currently divided into the series listed on Schedule A hereto (the "Funds"), which Schedule can be amended to add or remove series by an amended schedule signed on behalf of the Trust and the Distributor;

     WHEREAS, shares of common stock of the Funds are divided into classes of shares, one of which is designated Class Q;

     WHEREAS, the Trust employs Pilgrim Securities, Inc. (the "Distributor") as distributor of the securities of which it is the issuer;

     WHEREAS, the Trust and the Distributor have entered into an Underwriting Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

     WHEREAS, the Trust wishes to amend and restate the Shareholder Service Plan of the Funds with respect to Class Q shares as set forth hereinafter.

     NOW, THEREFORE, the Trust hereby adopts on behalf of the Funds with respect to its Class Q shares, and the Distributor hereby agrees to the terms of the Plan, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

     1. The Funds shall pay to the Distributor, as the distributor of the Class Q shares of the Funds, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Funds' Class Q shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust's Board of Trustees and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust's Board or Trustees. The Plan shall continue in full force and effect as to the Class Q shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to each Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class Q shares of the Funds on not more than 30 days' written notice to any other party to the Plan.

     7. This Plan may not be amended to increase materially the amount of service fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class Q shares of each of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     10. The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.


Last revised: ______________, 1999

                                   SCHEDULE A

CURRENT NAME OF SERIES:                                     TO BE RENAMED:
-----------------------                                     --------------
Nicholas-Applegate International Core Growth Fund           Pilgrim International Core Growth Fund
Nicholas-Applegate Worldwide Growth Fund                    Pilgrim Worldwide Growth Fund
Nicholas-Applegate International Small Cap Growth Fund      Pilgrim International Small Cap Growth Fund
Nicholas-Applegate Emerging Countries Fund                  Pilgrim Emerging Countries Fund
Nicholas-Applegate Large Cap Growth Fund                    Pilgrim Large Cap Growth Fund
Nicholas-Applegate Mid Cap Growth Fund                      Pilgrim Mid Cap Growth Fund
Nicholas-Applegate Small Cap Growth Fund                    Pilgrim Small Cap Growth Fund
Nicholas-Applegate Convertible Fund                         Pilgrim Convertible Fund
Nicholas-Applegate Balanced Growth Fund                     Pilgrim Balanced Growth Fund
Nicholas-Applegate High Quality Bond Fund                   Pilgrim High Quality Bond Fund


                                      -4-